EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2014, with respect to the consolidated financial statements and schedule of BRE Properties, Inc. and the effectiveness of internal control over financial reporting of BRE Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, incorporated by reference in Essex Property Trust, Inc.’s Current Report on Form 8-K/A dated May 9, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 9, 2014